Exhibit 4.1

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STRATEGIC ALLIANCE FRAMEWORK AGREEMENT

signed by

TERRA NETWORKS, S.A.

and

TELEFÓNICA, S.A.

Madrid, February 12, 2003

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In Madrid, on February 12, 2003

BETWEEN

For one part, TELEFÓNICA, S.A. (hereinafter, “TELEFÓNICA”), a stock company incorporated by virtue of the deed of incorporation executed by the Notary Public of Madrid, Mr Alejandro Rosselló Pastor, on 19th April 1924, under number 141 of his records, domiciled in Madrid, calle Gran Vía, 28. It is registered at the Business Registry of Madrid, at volume 12534, folio 21, sheet number M-6164. It is assigned Tax Identification Number A-28015865.

It is represented at this act by (*), of legal age, with domicile for these purposes in Madrid, Gran Vía, 28, holder of national identity document number (*), acting on behalf of TELEFÓNICA in his capacity as (*) of the company and making use of the faculties (*).

And for the other, TERRA NETWORKS, S.A. (hereinafter, “TERRA”), a stock company incorporated under the company name of TELEFÓNICA COMUNICACIONES INTERACTIVAS, S.A., by means of the deed authorised by the Notary Public of Madrid, Mr José Antonio Escartín Ipiens, on 4th December 1998, under number 5,276 of his records, registered at the Business Registry of Madrid, at Volume 13,753, Folio 185, Sheet number M-224,449, Entry 1. it changed its company name to that of TELEFÓNICA INTERACTIVA, S.A. in the deed executed on 16th March 1999, before the Notary Public of Madrid Mr Francisco Arriola Garrote, under number 1269 of his records, leading to entry 9 at the Business Registry of Madrid. It is domiciled in Barcelona, calle Nicaragua 54. It has been assigned Tax Identification Code A-82/196080. TERRA appears in its own name and in name and on behalf of Lycos, Inc., (hereinafter “LYCOS”), acting as the sole partner of the latter.

It is represented at this act by Mr Joaquim Agut Bonsfills, of legal age, with domicile for these purposes in Barcelona, calle Nicaragua 54, holder of national identity document number 39.134.364-W. He is acting on behalf of TERRA in his capacity as Executive Chairman of the firm, as set forth in the deed executed by the Notary Public of Madrid Mr Carlos Rives Gracia on 9th October 2001, under number 3,402 of his records.

Hereinafter, the expression “Parties” shall be used jointly for TELEFÓNICA and TERRA. The expression “Party” shall refer individually to either of them.

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The Parties reciprocally recognise their capacity and legitimisation to grant this document.

WITNESSETH

I.	Whereas, on May 16th, 2000, the Parties, along with BERTELSMANN AG, a corporation of German nationality, and LYCOS Inc., a corporation of United States nationality, the sole shareholder of which is TERRA, entered into an agreement called Strategic Alliance Framework Agreement (hereinafter the “Agreement”), which regulated the conditions under which BERTELSMANN and, if appropriate, TELEFÓNICA, would hire TERRA to provide certain products and services. The conditions established in that Agreement were on preferential terms.

II.	Whereas, a change has taken place in the business models created at the end of the 90s and beginning of 2000 to capture the growth value of the Internet, mainly based (although not exclusively) on income obtained by monetisation of the audience through access and advertising, , and one must also point out the worldwide crisis on the advertising market. On the other hand, the wave of offers in narrow band as well as broad band through the media provided by the telephone access or cable television operators has led to such operators developing their own business lines on the Internet, or having sought alliances with specific Internet access suppliers and/or Internet portals, in which sense one must point out the clearly complementary nature of TELEFÓNICA and TERRA due to their coinciding presence in Spain and Latin America. There is also a clear difference between the catalogue of services and products demanded by BERTELSMANN AG. and TELEFÓNICA, and BERTELSMANN AG. also focuses on the United States market which is more linked to LYCOS, Inc. These circumstances that have arisen have a great effect on articulation of the new phase of the relation, just as has been publicised on the markets since the last month of October. In this new context, the Parties, along with LYCOS, Inc. and BERTELSMANN AG., have considered it more convenient to continue their relations, leaving said Agreement without effect, it being fully replaced by this Strategic Alliance Framework Agreement and a new Memorandum of Understanding entered into with this same date (hereinafter “Agreement II”), which regulate the general terms of the new framework of relations between BERTELSMANN AG., TERRA and TELEFÓNICA, considering as the essential aspect for the purposes of its development the execution of this strategic alliance between TELEFÓNICA and TERRA.

III.	Whereas, indeed, the trend shown by telephone access operators to seek alliances with specific Internet access providers has shown the convenience of taking advantage of the complementary factors there are between TELEFÓNICA and TERRA on all the markets in which both are present. In this sense, while TELEFÓNICA, as a telecommunications operator, has a clearly competitive position in matters of connectivity and provision of access to the international Internet nodes promoted by the development of broad band, TERRA is now the leader on the Spanish and Portuguese speaking market as a specific supplier of Internet access, being the reference portal in Latin America and Spain (as a leading aggregator and contents manager and provider of value added products and services related to the Internet), having developed a brand image which is unquestionably recognised in the New Technologies and Internet sector that contributes the experience and knowledge required for sustained joint construction of a sophisticated offer of narrow and broad band contents and services.

IV.	Whereas, by virtue of this complementary nature in its objectives, needs and business plans and identification of an improvement in the opportunities of growth, the Parties intend to establish a long term strategic alliance whose main objective will be to improve the joint development of both companies on the narrow and broad band Internet markets in all the countries in which both Groups are present, preferably in the residential segment, SOHO and, if appropriate, SMEs.

V.	[***]

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VI.	Whereas, due to all the foregoing, the Parties hereby enter into this Framework Agreement, according to the following:

CLAUSES

ONE.    OBJECT OF THIS FRAMEWORK AGREEMENT.

The object of this Framework Agreement is the creation of a strategic alliance between TELEFÓNICA and TERRA (establishing the relevant model of relations between them in each one of the phases, just as mentioned hereunder, that take the maximum advantage of the capacity of TELEFÓNICA as a provider of narrow and broad band connectivity and access, and of TERRA as a portal, aggregator, provider and manager of Internet contents and services, in fixed telephony (including the wireless system used in this sector) and in mobile telephony (only if thus agreed in the Contracts and Subsequent Contracts, just as both terms are defined in Section Second and Fourth paragraph four ), all aimed at the residential and SOHO markets, and if agreed in the Contracts and Subsequent Contracts, SMEs, taking advantage of synergies and creating value for both Parties:

(i)	aggregation of the offer of products and services in the Internet business;

(ii)	provision of the offer of products and services in the Internet business,

(iii) development	and construction of new advanced services in the Internet business;

(iv)	connectivity and access to Internet business.

Moreover, the Parties shall use best effort to identify additional elements to those described in Section Two below that allow value to be generated for both Groups, with special emphasis on electronic commerce, and the relationships with the different mobile operators of the TELEFÓNICA Group (as such term is defined in Section Two below).

TWO.     DEVELOPMENT OF THE MODEL OF RELATIONS IN EACH ONE OF THE PHASES OF BUSINESS FORMING THE OFFER FOR THE END CLIENT IN THE INTERNET BUSINESS.

The model of relations referred to in the above Section will be subject to development through the relevant contracts entered into between certain companies in the TELEFÓNICA Group and the TERRA Group, on the terms and conditions established in this Framework Agreement, adapted, if appropriate, to the legal and statutory requisites that may be applicable.

For that purpose, each Party hereby undertakes, as controlling shareholder of its respective Group, that each one of the contracts foreseen in this Section Two (hereinafter the “Contracts”) shall be formalised and executed by the companies determined by it among those in its respective Group, this being understood in the sense of article 4 of Act 24/1988 of 24th July, of the Stock Market, and, for the purpose of this Framework Agreement, the TERRA Group and Telefónica Publicidad e Información, S.A. shall not be considered an integral part of Telefónica Group (hereinafter “TELEFÓNICA Group” and “TERRA Group”, as appropriate, and the companies thus determined by each Party among those of its respective Group, the “Companies in the TELEFÓNICA Group” or the “Companies in the TERRA Group”, as appropriate), in order to generate:

(x) in financial year 2003, at least, the global value in Euros (78,5MM) set forth in Exhibit I, arising from the breakdown described, simply as estimations, on Exhibits II, III, IV, and V of this Framework Agreement, and,

(z) for each one of the following financial years, an equivalent value at least to that established for 2003, as indicated in subparagraph (x) above, and as defined in the Note of the Exhibit I.

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The Parties hereby agree that, to the extent require by virtue of the object of the relevant Contracts, they must be entered into by companies in the TELEFÓNICA Group and Companies in the TERRA Group with presence in the same geographic territories.

2.1.	Exclusivity of the Companies in the TERRA Group as a portal, service aggregator and supplier of added value services.

2.1.1.	TELEFÓNICA and TERRA undertake, on the terms and conditions of this Framework Agreement, that the Companies in the TELEFÓNICA Group grant exclusivity to the Companies in the TERRA Group as supplier of the essential elements of the portal and aggregator of the narrow and broad band Internet services targeting the residential segment, SOHO and, if appropriate SMEs, all to the satisfaction of TELEFÓNICA according to the contractual parameters established in the terms set forth in Section 2.1.5 below.

TELEFÓNICA hereby undertakes, on the terms and conditions of this Framework Agreement, for the Companies in the TELEFÓNICA Group to provide the Companies in the TERRA Group the exclusive commission to develop all the portals for aggregation of the Internet contents and services on narrow and broad band, targeting the residential segment, SOHO and, if appropriate, SMEs, developed by the Companies in the TERRA Group, whether Internet access portals in connectivity offers and Internet access by Companies in the TELEFÓNICA Group, and include the trademark and other distinctive signs of the Companies in the Terra Group (the use of said trademark and other distinctive signs will comply with the provisions of the agreements to be entered under Section 2.1.5 below).

2.1.2.	TELEFÓNICA and TERRA undertake, on the terms and conditions of this Framework Agreement, that the Companies in the TELEFÓNICA Group shall acquire the necessary narrow and broad band Internet value added services exclusively from the Companies in the TERRA Group as required to construct the offer for end users, preferably residential, SOHO and, if appropriate, SMEs, listing, for purely illustrative although not limiting purposes, the following: e-mail, instant message platforms, unified message platforms, chats, etc.

2.1.3.	Commercialisation or provision to third parties of packaged services that are identical or substantially similar to those supplied to the Companies in the Telefónica Group as set forth in Sections 2.1.1 and 2.1.2 above shall require prior written consent from TELEFÓNICA, which will not be unjustifiably denied.

2.1.4.	TELEFÓNICA undertakes, on the terms and conditions of this Framework Agreement, that the Companies in the TELEFÓNICA Group assign to the Companies in the TERRA Group the exclusive management and operation of the advertising spaces that include third party advertising on the portals developed according to Section 2.1.1. above by the Companies in the TERRA Group. In order to avoid doubt, it is expressly recorded that the decision on existence of such advertising space shall be taken entirely by the Companies in the Telefónica Group.

2.1.5.	For the purposes of formalising what is set forth in Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 above, the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group shall grant the relevant licence contracts for brands and other distinctive signs and intellectual property, management of the portal, aggregation and access to value added services and use of software and maintenance, within the terms specified in Section 4.1 below, on the terms and conditions foreseen in general terms in this Framework Agreement and, specifically, in Exhibit II.

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2.2.	Acquisition, development and/or commercialisation of contents, service provision agreements and exchanges of shares and/or assets with vertical portals, advertising spaces, provision of on-line integral marketing spaces and provision of auditing, consultancy, management and maintenance services for country portals.

2.2.1.	Acquisition, development and commercialisation of contents and agreements to provide services and share and/or asset exchanges with vertical portals.

2.2.1.1.	TERRA and TELEFÓNICA hereby undertake, on the terms and conditions of this Framework Agreement, that the Companies in the TERRA Group preferentially focus their demand for acquisition, development and/or commercialisation of content arising from the construction of the offer of products and services foreseen in Section Two through Companies in the TELEFÓNICA Group. For this purposees, “preferential focussing” shall be understood as the option for Companies in the TELEFÓNICA Group to offer the Companies in the TERRA Group the aforementioned contents and the obligation of the Companies in the TERRA Group to commission those contents from the Companies in the TELEFÓNICA Group, as long as the offer presented by the latter to the Companies in the TERRA Group is not objectively worse than the offer provided by any third party.

Moreover, TERRA and TELEFÓNICA undertake to make their best effort to ensure that the Companies in the TELEFÓNICA Group distribute their on-line contents preferentially through the Companies in the TERRA Group.

For that purposes, on the terms established in Section 4.1 below, the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group shall grant the relevant contracts for acquisition, development and/or commercialisation of content and rendering on-line training services, on the terms and conditions set forth in general terms in this Framework Agreement and specifically in Exhibit II, mentioned in Section 2.1.5 above.

2.2.1.2.	The Parties undertake, on the terms and conditions of this Framework Agreement, that the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group enter into exclusive contracts to provide on-line training services to their respective employees through the company Educaterra, S.L.

The Parties undertake to use best efforts, on the terms and conditions of this Framework Agreement, that the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group will engage Maptel, S.A. for their needs of products, solutions and services based on on-line localisation.

In order to facilitate fulfilment of the commitments undertaken in Section 2.2.1.1 above and to optimise their respective portfolios, the Parties hereby undertake, on the terms and conditions foreseen in general terms under this Framework Agreement that, within the deadlines set in Section 4.1 below, Telefónica de España, S.A. shall transmit to Educaterra, S.A., and the latter shall acquire at market value, which according to the Parties valuations is equivalent to its book value, the platform A+ owned by it, on the terms and conditions established specifically in Exhibit III.

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2.2.2.	Acquisition of advertising spaces.

TELEFÓNICA and TERRA hereby undertake, on the terms and conditions of this Framework Agreement, that the annual amount assigned by the TELEFÓNICA Group to acquisition of advertising spaces in the Companies in the TERRA Group shall not be less than [***]% of the total annual budget assigned by that Group to advertising.

For that purposes, within the deadlines foreseen in Section 4.1 below, the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group shall grant the relevant contracts to acquire advertising spaces, on the terms and conditions foreseen in general terms in this Framework Agreement and specifically in Exhibit IV.

2.2.3.	Provision of integral on-line marketing services.

The Parties hereby undertake, on the terms and conditions of this Framework Agreement, for the Companies in the TERRA Group to provide preferentially integral on-line marketing services to the Companies in the TELEFÓNICA Group. To these purposes, “preferential contracting” shall be understood as the option granted to the Companies in the TERRA Group to offer the Companies in the TELEFÓNICA Group the integral on-line marketing services of the Companies in the TERRA Group and the obligation of the Companies in the TELEFÓNICA Group to hire those integral on-line marketing services with the Companies in the TERRA Group, as long as the offer presented by the latter to the Companies in the TELEFÓNICA Group is not objectively worse than the offer presented by any third party.

For that purposes, within the terms foreseen in Section 4.1 below, the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group shall grant the relevant service provision contracts for integral on-line marketing services, on the terms and conditions foreseen in general terms in this Framework Agreement and specifically in Exhibit IV, mentioned under Section 2.2.2 above.

2.2.4.	Preferential contracting of the auditing, consultancy, management and maintenance services of the country portals of the Companies in the TELEFÓNICA Group by the Companies in the TERRA Group. To these purposes, “preferential contracting” shall be understood to be the option of the Companies in the TERRA Group to offer the Companies in the TELEFÓNICA Group auditing, consultancy, management and maintenance services for its country portals and the obligation of the Companies in the TELEFÓNICA Group to hire those auditing, consultancy, management and maintenance services for country portals from the Companies in the TERRA Group, as long as the offer presented by the latter to the Companies in the Telefónica Group is not objectively worse than the offer presented by any third party.

The Parties hereby undertake, on the terms and conditions of this Framework Agreement, that the Companies in the TERRA Group shall provide the Companies in the TELEFÓNICA Group the auditing, consultancy, management and maintenance services of their respective country portals.

For that purposes, within the deadlines foreseen in Section 4.1 below, the Companies in the TERRA Group and the Companies in the TELEFÓNICA Group shall grant the relevant auditing, consultancy, management and maintenance contracts for country portals, on the terms and conditions foreseen in general terms in this Framework Agreement and specifically in Exhibit VI.

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2.3.	Wholesale Internet connectivity and access.

2.3.1.	The Companies in the TELEFÓNICA Group, as exclusive suppliers of wholesale connectivity and access services.

The Parties undertake, respectively, on the terms and conditions of this Framework Agreement, that the Companies in the TERRA Group shall acquire the wholesale Internet connectivity and access services exclusively from the Companies in the Telefónica Group, as long as that acquisition is made in the conditions of the most favoured client allowed by market regulations.

For that purposes, within the deadlines provided in Section 4.1 below, the Companies in the TERRA Group and the Companies in the TELEFÓNICA Group shall grant the relevant auditing, consultancy, management and maintenance contracts for country portals, on the terms and conditions foreseen in general terms in this Framework Agreement and specifically in Exhibit II, mentioned in Section 2.1.5 and 2.2.1.1 above.

2.3.2.	Outsourcing regime or equivalent in operation of the network access elements.

The Parties undertake, on the terms and conditions of this Framework Agreement, that the Companies in the TELEFÓNICA Group shall provide the outsourcing or equivalent service to operate all or part of the services and/or operation of the elements for excess to the network required by the Companies in the TERRA Group to provide the Internet access service to their preferentially residential customers, SOHO and, if appropriate, SMEs, as long as such services may be provided in the conditions of the most favoured client allowed by the regulations.

For that purposes, within the deadlines set in Section 4.1 below, the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group shall grant the relevant contracts for operation, hosting and management, on the terms and conditions foreseen in general terms in this Framework Agreement and, specifically, in Exhibit II, mentioned in Section 2.1.5, 2.2.1.1 and 2.3.1 above.

2.3.3.	The Companies in the TELEFÓNICA Group, as exclusive providers of the network services required to build up the offer for end users.

The Parties undertake, respectively, on the terms and conditions of this Framework Agreement, that the Companies in the TERRA Group shall acquire exclusively from the Companies in the TELEFÓNICA Group the advanced network services and platforms required to build up the offer for preferentially residential customers, SOHO and, if appropriate, SMEs on narrow and broad band, as long as such acquisition is performed in the conditions of the most favoured client that the regulation allows.

For that purposes, on the terms and conditions foreseen in Section 4.1 below, the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group shall grant the relevant exclusive supply contracts, on the terms and conditions foreseen in general terms in this Framework Agreement and specifically in Exhibit II, mentioned in Section 2.1.5, 2.2.1.1, 2.3.1, and 2.3.2 above.

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THREE.    GENERAL TERMS APPLICABLE TO THE CONTRACTS.

3.1.	Scope of application.

The general terms agreed in this Section Three shall be applicable to all the Contracts, as well as to the Subsequent Contracts (as to the latter, on the terms foreseen in Section 4.4 and in Section Six below). However, the content of Section 3.3 below shall only be applicable to the successive term contracts.

The Parties hereby undertake to include in the Contracts and, if appropriate, in the Subsequent Contracts, the service level agreements that shall determine and guarantee a quality for the services, in keeping with the standards in the sector. Moreover, the Contracts, and as appropriate, the Subsequent Contracts, shall establish the appropriate protection mechanisms for the Parties in the event of early termination, to allow an adequate, respectful transition as to the daily activities of the Parties under the relevant Contract (or Subsequent Contract).

3.2.	Modifications imposed by administrative bodies.

In the event of any of the entities or bodies regulating the telecommunications market, the right to competition and/or any other competent bodies, require substantial amendment of any of the Contracts or Subsequent Contracts, the Monitoring Committee will have to decide on the convenience of performing such an amendment or of making the relevant Contract or Subsequent Contract void. The Monitoring Committee must decide within the term of one month from the date on which the matter is submitted to it. However, if the requirement by the relevant entity or body were to establish a lower term for fulfillment thereof, the term of one month shall be reduced appropriately.

If the Monitoring Committee were to resolve to make the relevant Contract or Subsequent Contract void, it will comply with the terms set forth in Section 4.3 below and, if appropriate, the terms foreseen in Section Six below.

3.3.	Termination.

Notwithstanding the cases of extension foreseen in the last paragraph of Sections 4.3.1 and 4.4 below and in the antepenultimate paragraph of Section Six below, the Contracts and Subsequent Contracts shall end and be left without any effect whatsoever in any of the following cases:

(i)	on 31st December 2008 or, if appropriate, on expiration of any renewal of a Contract or Subsequent Contract in the event that one of the parties had notified the other party in writing with, at least, two months in advance prior written notice, its intention to terminate the relevant Contract or Subsequent Contract. In absence of the relevant prior written notice, the Contract or Subsequent Contract shall be deemed automatically and successively renewed for additional periods of one year, or

(ii)	on the sixtieth calendar day following the date on which the Change in Control takes place at TERRA in the event of TELEFÓNICA having notified it within the term of its decision to terminate the Framework Agreement, on the terms set forth in Section Seven below; or

Termination of any of the Contracts in the cases foreseen in this Section 3.3 shall not give rise to any kind of liability being required among the relevant Parties, notwithstanding those strictly arising from execution thereof and fulfillment prior to the date of termination.

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3.4.	Confidentiality and public announcements.

The Contracts and Subsequent Contracts shall be confidential and none of the respective Parties shall reveal their existence and content without the consent of the other. An exception is made in cases in which the obligation to disclose information is imposed by a competent judicial or administrative authority or by Law, in which case the part under obligation shall previously inform the other.

The Parties shall agree on the content of any notification or public release related to the relevant Contracts and Subsequent Contracts.

3.5.	Expenses and taxes.

Each part shall pay the expenses arising for it from formalisation and execution of the Contracts and Subsequent Contracts.

The obligations of a tax nature shall be paid by each part pursuant to the applicable laws and provisions.

3.6.	Resolution of conflicts. Binding nature of the resolutions by the Monitoring Committee.

3.6.1.	Resolutions of conflicts.

Any discrepancy in the interpretation as well as the execution of the Contracts and the Subsequent Contracts must be submitted by any of the Parties to the Monitoring Committee and, should a resolution not be provided, by it to the Chairmen of TELEFÓNICA and TERRA, resorting for the relevant judicial or arbitration proceedings only in the event of failure to reach an agreement by the Chairmen. To those ends, the terms of Section 15.1 below shall be applicable, with the particular specification that reference to the Parties must be understood to refer to the relevant Parties.

3.6.2.	Binding nature of the resolutions by the Monitoring Committee

In any case, all agreements or resolutions by the Monitoring Committee, on the terms of Section Four below, shall be binding upon the relevant Parties, who undertake to fully comply with them, it thus being considered that the final decisions by those Parties may not be impugned.

FOUR.    PROCEDURES AND SCHEDULE FOR DEVELOPMENT.

4.1.	Terms to formalise the Contracts.

The Parties undertake that the Contracts, on the terms and conditions of this Framework Agreement and its Exhibits, are formalised between the Companies in the TELEFÓNICA Group and the Companies in the TERRA Group within the maximum term of one month from the date of this Framework Agreement, adapted as appropriate to the applicable legal and statutory requisites, on the terms that are determined for that purpose by the Monitoring Committee foreseen in Section 4.2 below. That Committee shall also set, according to the legal and business circumstances, the exact dates on which each Contract or group of Contracts must be formalised.

As an exception, the Monitoring Committee may postpone formalisation of some of the Contracts for proper reasons, so these are granted once the aforementioned term of one month has expired, in which case the terms of Section 4.3 below shall be applicable.

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4.2.	Monitoring Committee.

4.2.1.	Composition.

The Parties hereby agree to create a Monitoring Committee for execution, development and monitoring of this Framework Agreement, which must be formed by six members, three of which, who shall include the person acting as Chairman, shall be appointed by TELEFÓNICA, and the remaining three shall be appointed by TERRA.

Each Party may replace any member or members appointed by it at any time, by serving the relevant written notice to the Monitoring Committee.

The Parties hereby resolve that the appointment of the members of the Monitoring Committee and their formal constitution shall take place within the term of fifteen days from signing this Framework Agreement.

4.2.2.	Meetings: calling, frequency and minutes.

The Chairman shall call the meetings. The Monitoring Committee shall meet at least once every quarter. However, the Chairman must call the Monitoring Committee whenever required to do so in writing by any of its members and, likewise, may call it on any occasion he may deem fit.

The Parties agree that the first Monitoring Committee shall meet no later than 28th February 2003.

The meetings of the Monitoring Committee may be attended by executives from either of the Parties with the right to speak but not vote, in order to provide information on the progress of the alliance and to facilitate decision making by the Monitoring Committee.

The Secretary to the Monitoring Committee, who shall be appointed by TERRA from among the members of the Monitoring Committee appointed by TERRA, shall take the minutes of the content of each meeting, which shall be signed by the Secretary with the approval of the Chairman once it is approved by those attending.

4.2.3.	Quorum, passing resolutions and binding nature of these.

The Monitoring Committee shall be understood to be validly met as long as it is attended by four of its members and the resolutions are passed unanimously.

The agreements and resolutions by the Monitoring Committee shall be binding upon the Parties, who undertake to fully comply with them directly or through the companies in their relevant Group, as appropriate. In this sense, the agreements and resolutions by the Monitoring Committee shall be considered final decisions by the Parties in relation to the matters concerned and, thus, not liable to be impugned.

Failing an agreement on any matter of its competence, the Monitoring Committee shall submit the matter to the Chairmen of TELEFÓNICA and TERRA, who shall have a term of fifteen days to issue their finding. If that term expires without an agreement being reached, any of the Parties may initiate arbitration proceedings on the terms foreseen in Section Fifteen below.

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4.2.4.	Duties.

The Monitoring Committee is to perform the following duties.

(i)	to co-ordinate, direct and supervise performance and development of this Framework Agreement, through the process of formalisation of the Contracts, determining the dates of granting and integrating their content, as provided in Section 4.1 above.

(ii)	resolve on the convenience of extending, modifying or terminating any of the Contracts or Subsequent Contracts, or of formalising Subsequent Contracts, especially in the cases foreseen in Section 3.2 above and 4.4 below.

(iii)	resolve on possible amendments to be made in the Contracts or Subsequent Contracts, if their performance were to affect the profitability or strategic interests of the Telefónica Group or Terra Group, and this will only be when the circumstance may not compensated in terms of value through the mechanisms foreseen in this Framework Agreement.

(iv)	resolve on extension of this Framework Agreement or granting preemptive rights, as well as concerning the degree of fulfillment of the alliance and to take the relevant corrective measures, [***] and determining the cases in which the factual cases foreseen in Section Six below arise to apply the TELEFÓNICA Guarantee.

(v)	resolve on the convenience of modifying the Contracts and Subsequent Contracts according to the evolution of the applicable legislation, on the terms of Section 4.5 below.

(vi)	resolve on any discrepancy in interpretation as well as performance of this Framework Agreement, of the Contracts and of the Subsequent Contracts; and

(vii)	any others specifically entrusted to it under this Framework Agreement.

(viii)	resolve on creation of working subcommittees on any of the areas of specific activity in Spain, Brazil, Rest of Latin America and Relations with Telefónica Data, as well as suppression, modification, substitution or creation of additional subcommittees.

(ix)	analyze and review the amounts and criteria for allocation referred to in the Note of Annex I of the present Framework Agreement.

When performing its duties, the Monitoring Committee shall ensure that its resolutions comply with the principle of tax efficiency for the Parties, as well as for the relevant Parties of the Contracts and Subsequent Contracts.

4.3.	Review of the degree of fulfillment of the alliance and extension of the Framework Agreement.

4.3.1.	The Monitoring Committee must validate fulfillment of the objectives of the alliance between TELEFÓNICA and TERRA in November every year. For that purposes, it must review the degree of fulfillment of the Contracts and, if appropriate, of the Subsequent Contracts, in order to determine whether the services have been rendered to the satisfaction of the relevant part and check that they have been fulfilled.

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(x)	in financial year 2003, at least, the global value in Euros (78,5MM) set forth in Exhibit I, arising from the breakdown described, simply as estimations, on Exhibits II, III, IV, and V of this Framework Agreement, and,

(z)	for each one of the following financial years, an equivalent value at least to that established for 2003, as indicated in subparagraph (x) above.

In order to facilitate that annual validation, on a quarterly basis, on the second have of the second month of the following quarter, the Monitoring Committee shall review the degree of fulfilment of the objectives of the alliance between TELEFÓNICA and TERRA, the degree of fulfilment of the Contracts and, if appropriate, Subsequent Contracts, adopting the measures it may deem fit in each case.

On the other hand, in November 2008, the Monitoring Committee shall resolve on the extension or not, for the term deemed convenient, of this Framework Agreement and, where applicable, of the Contracts and Subsequent Contracts. If it were to decide not to extend them, the Monitoring Committee would determine the services, whether foreseen or not in Section Two above, in relation to which the Companies in the TELEFÓNICA Group would grant the Companies in the TERRA Group with presence in the same geographic territory, or vice-versa, a pre-emptive right to equal offers by third parties.

4.3.2.	However, the Monitoring Committee may perform the reviews foreseen in Section 4.3.1 above as an extraordinary measure in any other month of the year.

4.3.3.	The Monitoring Committee shall impose the measures it deems fit, [***] to correct the breaches detected during its annual validation duties and, if appropriate, shall determine whether it is appropriate to apply the TELEFÓNICA Guarantee foreseen in Section Six below.

4.4.	Adaptation and updating of the services and products.

According to the technological advances, the evolution of the specific needs of both Groups, the general market conditions, the evolution of the reference costs, and any other considerations related to achieving the objectives of this alliance, the Monitoring Committee may agree the modifications it may deem appropriate as to the services and products that, by virtue of this Framework Agreement and the Contracts or Subsequent Contracts, must be rendered to the relevant companies in the TELEFÓNICA Group and in the TERRA Group (even inclusion of new catalogues of services and products), making, when appropriate, the appropriate decisions for that purposes in relation to (i) amendment of this Framework Agreement, (ii) extension, amendment or suppression of certain Contracts or Subsequent Contracts, and (iii) formalisation of new contracts (hereinafter, along with the contracts mentioned in the paragraph preceding the penultimate one of Section Six below, the “Subsequent Contracts”) which shall be subject to the terms and conditions foreseen in general within this Framework Agreement, except in the aspects which the Monitoring Committee may consider appropriate to modify.

In cases in which the Monitoring Committee may resolve to extend only certain Contracts or Subsequent Contracts, it shall also resolve on the Sections of this Framework Agreement that, by virtue of their applicability, must continue in force, taking full effects as to the Contracts or Subsequent Contracts extended.

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4.5.	Adaptation of the Contracts and Later Contracts to the evolution of the applicable legislation.

According to the evolution of the applicable laws and, in particular, liberalisation of the regulation framework for the telecommunications market and competition rights, the Monitoring Committee may agree the modifications it may deem fit in relation to the Contracts and Subsequent Contracts, in order to overcome the restrictions contained in their clauses due to the limitations imposed by the by-laws in force at the time of granting.

FIVE.    GOOD FAITH.

The Parties undertake to act in good faith, abstaining from performing any action that may prevent or hinder performance of this Framework Agreement, and giving complete fulfilment directly, or through the companies in its respective Group to the obligations arising from this Framework Agreement, especially those related to (i) fulfilment of the resolutions by the Monitoring Committee, and (ii) formalisation of the Contracts and Subsequent Contracts, as well as their execution, by providing the services in accordance with the set quality parameters and payment of the relevant agreed prices.

SIX.    GUARANTEE BY TELEFÓNICA.

TELEFÓNICA hereby guarantees fulfilment by the Companies in the TELEFÓNICA Group of the obligation to formalise and fulfil the Contracts on the terms of this Framework Agreement.

In all cases in which, due to reasons other than breach by TERRA and/or the Companies in the TERRA Group, especially for legal or statutory reasons, it were not possible to formalise any of the Contracts, or they should become fully or partially void, or if there were to be any breach by TELEFÓNICA and/or the Companies in the TELEFÓNICA Group of these making it impossible to achieve:

(x)	in financial year 2003, at least, the global value in Euros (78,5MM) set forth in Exhibit I, arising from the breakdown described, simply as estimations, on Exhibits II, III, IV, and V of this Framework Agreement, and,

(z)	for each one of the following financial years, a value equivalent at least to that established for 2003, as indicated in subparagraph (x) above (it being duly understood that in the event of the minimum value mentioned not being reached in any financial year, the deficit arising will be considered to be fully compensated by the necessary proportion by the surplus to that minimum figure that may have been obtained in any of the previous financial years).

TELEFÓNICA shall propose alternative mechanisms to the satisfaction of TERRA to provide services and acquire products that, within the setting of the complementary nature of both Groups, will allow the relevant compensation to take place.

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In the presentation of alternative mechanisms by TELEFÓNICA, it shall take the following aspects, among others, into account: (i) contracts to render services or acquire products not foreseen in Section Two above that may have been entered into by the Parties, or between the companies in their respective Groups after the date on which this Framework Agreement came into force, or after that date, as long as these are services to be provided thereafter; (ii) newly available services and products that may arise by virtue of the technological advances in the evolution of the specific needs of both Groups and the market conditions; and (iii) possibilities arising from inclusion of any companies in the TELEFÓNICA Group or the TERRA Group.

New contracts which are formalised by virtue of the terms set forth in the preceding paragraph (hereinafter along with the contracts foreseen in Section 4.4 above, the “Subsequent Contracts”) shall be subject to the terms and conditions foreseen in general terms in this Framework Agreement, except in the aspects the Parties find fit to modify.

In cases in which the Parties agree to extend only certain Contracts or Subsequent Contracts, they shall also resolve on the Stipulations of this Framework Agreement which, by virtue of its application to these, must continue in force, taking full effect in relation to the Contract or Subsequent Contracts extended.

The obligations of TELEFÓNICA within the framework of this Section shall be decreased by the relevant proportional part to show possible partial breaches by TERRA and/or by the Companies in the TERRA Group that may have taken place.

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SEVEN.    TERMINATION.

Notwithstanding the cases of extension foreseen in the last paragraph of Sections 4.3.1. and 4.4 above, and in the antepenultimate paragraph of Section Six above, this Framework Agreement shall become void in any of the following cases:

(i)	on 31st December 2008 or, if appropriate, on expiration of any relevant renewal pursuant to Section 4.3.1 in the event that one of the Parties had notified the other Party in writing with, at least, two months in advance prior written notice, its intention to terminate the Framework Agreement. In absence of the relevant prior written notice, the Framework Agreement shall be deemed automatically and successively renewed for additional periods of one year, or

(ii)	at the option of TELEFÓNICA in the event of a Change in Control taking place in TERRA (on the terms foreseen in the last two paragraphs of this Section).

Termination of the Framework Agreement in the cases foreseen in this Section Seven shall not give rise to any kind of liability between the Parties being demanded, notwithstanding those arising strictly from the actual performance of the Framework Agreement prior to the date of termination.

A Change in Control of TERRA shall be understood to be any event or situation except for (i) the transfer by TELEFÓNICA of all or part of its participation in TERRA or (ii) an act or agreement of TELEFÓNICA with a third party which leads to a Change of Control that entitles a shareholder other than TELEFÓNICA to direct the management and administration of that company directly or indirectly, as the holder of the majority voting rights or by virtue of agreements entered into with other shareholders.

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If there is a Change in Control of TERRA, if TELEFÓNICA were to opt to terminate this Framework Agreement, it will have the term of one month from the date on which this took place to notify TERRA that the Framework Agreement shall terminate, and it shall cease to be effective on the sixtieth calendar day from the date on which that Change of Control of TERRA took place. All the Contracts and Subsequent Contracts shall also terminate on that date. Likewise, should the Change of Control take place before 27 October 2005 and TELEFÓNICA chooses to terminate the present Framework Agreement, TELEFÓNICA must acquire products and services from TERRA during each quarter included between the termination date foreseen in Section 3.3 ii and 26 October 2005, in the following terms: (i) US$ 50 MM for each quarter the first year, (ii) US$ 56.25 MM for each quarter the second year and (iii) US$ 62.5 MM for each quarter the third year. Said amounts will be reduced by the equivalent revenues to the possible non-compensated excess values referred to in Clause Section (z) and shall be paid as an advanced payment in the ten first days of each quarter [***].

EIGHT.    CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

8.1.	This Framework Agreement and all the documentation or negotiations linked thereto are confidential and neither of the Parties shall reveal their existence and content without the consent of the other, with the exception of cases in which the obligation to disclose information is imposed by a competent judicial or administrative authority or by Law, in which case the Party obliged shall previously inform the other.

8.2. The	Parties shall agree the content of any public notice or release related to this Framework Agreement or its performance.

NINE.    NOTICES.

9.1.	All notices between the Parties concerning this Contract may be made either in writing delivered at the domicile of the addressee, or by facsimile, in which case the original must be sent by registered mail with acknowledgement of receipt to the domicile of the party addressed.

9.2.	For all the purposes of notice, delivery shall be considered to take place on the same working day on which the letter was delivered, or the facsimile was transmitted to the party addressed.

9.3.	For all the purposes related to this document, the Parties hereby provide the following fax numbers and domiciles:

TELEFÓNICA, S.A.

Attention of the Secretary General

Address: Gran Vía, 28, Madrid

Fax: 91 521 45 81

TERRA

Attention of the Secretary General

Address: Paseo de la Castellana, 92—Madrid

Fax: 91 452 38 81

TEN.    ASSIGNMENT.

This Framework Agreement and the obligations assumed by each one of the Parties by virtue thereof may not be transferred, nor may be subject to assignment to any third party without the prior, express, written consent of the other Part.

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ELEVEN.    VOIDNESS AND INEFFECTIVENESS OF THE CLAUSES.

In the event that any Section or part thereof were to be declared void or ineffective, that nullity or ineffectiveness would affect only that provision or the relevant part thereof, while the Framework Agreement shall subsist in all other aspects, it being understood that such a Section or part thereof that may be affected shall be omitted. This shall all be considered notwithstanding the obligations of the Parties foreseen in Section Six above, as to it being applicable.

TWELVE.    EXPENSES AND TAXES.

12.1.	Each part shall pay the expenses directly borne by it from formalisation of this Framework Agreement.

12.2.	The obligations of a tax nature shall be paid by each Party according to the applicable laws and provisions.

THIRTEEN.    ENACTMENT AND PREVALENCE OF THE AGREEMENT.

13.1.	This Framework Agreement shall be effective 1st January 2003.

13.2.	This Framework Agreement substitutes any other agreement, document or previous contract entered into between the Parties, that may contradict it and, specifically, in the event of discrepancy between the content of this Framework Agreement and Agreement II, in all cases the terms of this Framework Agreement shall prevail between the Parties. [***].

FOURTEEN.    APPLICABLE LAW.

This Framework Agreement shall be governed and interpreted pursuant to the laws of the Kingdom of Spain.

FIFTEEN.    DISPUTES RESOLUTION.

15.1.	Any discrepancy in the interpretation as well as the performance of this Framework Agreement must be submitted by the Parties, prior to initiating eventual arbitration proceedings, as foreseen in Section 15.2 below, to the Monitoring Committee and, if appropriate, by it to the Chairmen of TELEFÓNICA and TERRA.

If the Monitoring Committee has not solved the controversy within the maximum term of one month from the date on which its intervention is requested by either of the Parties, the Monitoring Committee itself shall submit the matter to the Chairmen of TELEFÓNICA and TERRA within the 10 calendar days following expiry of the term mentioned.

Only if no agreement is reached by the Chairmen, within the fifteen working days following the date on which the controversy is submitted to them, shall the arbitration proceedings foreseen in Section 15.2 be foreseen.

15.2.	The Parties hereby grant this Section the status of an arbitration clause, pursuant to all the terms established and recognised in article 6.1 in relation to 5.1, of the current Act 36/1988 of 5th December, and submit all matters that may arise as to the validity, effectiveness, interpretation and/or performance of this Framework Agreement to the finding issued by an Arbitration Tribunal formed by three arbitrators, who shall decide on the matters of litigation subject to Law, and the (Parties) undertake to attend and abide by the finding issued.

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The Arbitration Tribunal shall be formed by appointing an arbitrator for the plaintiff and another arbitrator for the defendant, both of whom shall then appoint a third arbitrator by reaching an agreement within the term stated in the following paragraph. Should an agreement not be reached within the said term, His Honour the Dean of the Honourable Legal Association of Madrid, or the Lawyer of that Association chosen by the Dean, shall be automatically appointed.

In order to constitute the arbitration tribunal and carry out the arbitration, the Parties shall proceed as follows:

(i)	The Party calling the arbitration shall serve authentic notice to the others stating the matter of litigation and appointing an arbitrator, of whose acceptance it has record.

(ii)	Within the unextendable term of eight calendar days from the date on which notice is received, the Parties summoned must state whether they accept the matter of litigation raised or extend it, and in all cases must appoint another arbitrator, of whose acceptance it has record.

(iii)	The Party calling the arbitration shall have a further eight calendar days to accept or reject, fully or partially, the extension of the matter of litigation. If it accepts, the other Party shall be served authentic notice. If it does not accept the extension, the matter of litigation shall be considered just as it was raised, notwithstanding the right the other party has to bring further arbitration.

(iv)	When the said term for extension of the arbitration has elapsed, with or without agreement between the Parties, both arbitrators shall proceed to appoint a third one, or if they do not agree, shall appoint the Dean of the Honourable Law Association of Madrid, who may, at his discretion, accept the appointment or appoint a third arbitrator.

(v)	If more than ninety calendar days elapse from the notice calling the arbitration as provided hereabove (i) and if the Arbitration Tribunal has not been formed for any reason, the Parties may resort to judicial formalisation of the arbitration through the jurisdictional intervention foreseen in articles 38 and following of Act 36/1988 of 5th December.

(vi)	The Party that may proven to blame for it being impossible to constitute the Arbitration Tribunal shall pay the other part, in settlement of an accumulative conventional penalty, that is to say, notwithstanding other liabilities in which it may have incurred, the sum of 6,000 euros per day until the date on which the cause leading to such an impossibility is removed.

(vii)	Madrid, the capital, is named the venue for the arbitration for all the effects of announcement thereof.

The procedure shall be determined by the Arbitration Tribunal according to the applicable imperative regulations and the organisational principles set forth in articles 21 and following of Act 36/1988 of 5th December.

In any case, the Parties shall declare Spanish Law by common agreement to be the applicable legislation for resolution of any of the controversies that may arise in all the cases in which this arbitration clause may be applicable.

As to the content, from and term of the finding, the terms of articles 30 to 37 of the current Act 36/1988 of 5th December shall be applicable, and in all matters not foreseen by this Arbitration Section, the terms of the said Act shall also be applicable.

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In all matters that may not be resolved by arbitration, as well as in judicial formalisation of this, if necessary, the Parties expressly submit, renouncing any other Jurisdiction, to the Tribunals of Madrid, the capital.

SIXTEEN.    EXHIBITS.

The five Exhibits to this Framework Agreement, a list of which is provided hereunder, form an integral part hereof to all effects, and it is understood by the Parties that all concepts included therein are equivalent to those included within this main body of the Framework Agreement, and, therefore, do not alter them in any way.

List of Exhibits:

Exhibit I

Exhibit II: Value Added Services, Portal and Related Infrastructure

Exhibit III: Corporate Services and Assets

Exhibit IV: Advertising

Exhibit V: Consulting

In witness whereof, the Parties sign double copies of this Framework Agreement, to a sole end, in the place and on the date first written above.

TELEFÓNICA, S.A.                         TERRA NETWORKS, S.A.

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EXHIBIT I

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EXHIBIT II

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EXHIBIT III

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EXHIBIT IV

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EXHIBIT V

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